Exhibit 99.1
SIGNET JEWELERS ANNOUNCES NEW BOARD APPOINTMENT

HAMILTON, Bermuda, February 28, 2024 – Signet Jewelers Limited ("Signet" or the “Company”) (NYSE:SIG), the world's largest retailer of diamond jewelry, today announced the appointment of Sandra Cochran to its Board of Directors (“Board”), effective on February 27, 2024. The Board also appointed Ms. Cochran as a member of the Human Capital Management and Compensation Committee. Her appointment temporarily increased the size of the Board from 12 to 13 members, 12 of whom are independent, as we transition toward tenure limitations being reached on the Board under the Company’s Director Tenure Policy.

“Sandy’s rich background in retail, coupled with her strong executive leadership skills and deep financial expertise, will make her an incredibly valuable member of the Signet Board of Directors,” said H. Todd Stitzer, Board Chairman. “She embodies the combination of skills we need to continue to build the Signet of the future. I’m thrilled to welcome Sandy to the Board and believe that her experience in critical areas like marketing, risk management and strategic planning will help to further support Signet’s transformation, led by CEO Gina Drosos.”

About Sandra Cochran

Cochran brings to Signet more than 25 years of retail experience, most recently serving as president and chief executive officer of Cracker Barrel Old Country Store, Inc. from September 2011 to this past November when she became Executive Chair of the company and served in such position until February 22, 2024. She joined Cracker Barrel as chief financial officer in 2009 and was named president and chief operating officer the following year. Throughout her tenure, she was credited with driving strong performance, creating shareholder value, recruiting and developing key talent, and championing a culture that allowed the company to pivot quickly to new strategies based on always-evolving customer needs.

Cochran previously served as chief executive officer of Books-A-Million, Inc. from 2004-2009. She currently sits on the board of Lowe’s Companies, Inc. and, in addition to her prior service on the board of Cracker Barrel, previously served on the board of Dollar General Corporation.

“I’m delighted to join the Signet Board and see so much overlap between the work that I led at Cracker Barrel and the focus that Signet has on investing in the customer experience and leveraging loyalty, technology and personalization to help drive the business,” Cochran said. “I look forward to helping Signet execute on its strategic priorities while also continuing to Inspire Love around the world.”

For more information regarding the Signet Board, please see http://www.signetjewelers.com/investors/corporate-governance/default.aspx.

Our Purpose and Sustainable Growth:
As a company with a Purpose-inspired business strategy, Signet is committed to ongoing leadership in Corporate Citizenship & Sustainability. Signet released its Fiscal 2023 Corporate Citizenship & Sustainability Report including a progress report on its 2030 Corporate Sustainability Goals. The report reflects the Company's commitment to its Corporate Sustainability framework defined by Love for All People; Love for Our Team; and Love for Our Planet and Products. Since the release of its Corporate Sustainability Goals approximately two years ago, the Company has successfully integrated the Inspiring Brilliance business strategy and long-term corporate sustainability initiatives into its culture and day-to-day business operations. Signet recently celebrated reaching the $100 million mark in funds raised throughout its 25-year partnership with St. Jude Children's Research Hospital®. It also announced a new, additional $100 million commitment to St. Jude, which will help to further increase survivorship in the United States and around the globe where survivorship rates are much lower.

About Signet and Safe Harbor Statement:
Signet is the world's largest retailer of diamond jewelry. As a Purpose-driven and sustainability-focused company, Signet is a participant in the United Nations Global Compact and adheres to its principles-based approach to responsible business. Signet operates approximately 2,700 stores primarily under the name brands of Kay Jewelers, Zales, Jared, Banter by Piercing Pagoda, Diamonds Direct, Blue Nile, JamesAllen.com, Rocksbox, Peoples Jewellers, H. Samuel, and Ernest Jones. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.banter.com, www.diamondsdirect.com, www.bluenile.com, www.jamesallen.com, www.rocksbox.com, www.peoplesjewellers.com, www.hsamuel.co.uk, www.ernestjones.co.uk.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, among other things, Signet's prospects, growth and strategies. The use of the words "expects," "intends," "anticipates," "estimates," "predicts," "believes," "should," "potential," "may," "preliminary," "forecast," "objective," "plan," or "target," and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties which could cause the actual results to not be realized. For a discussion of the risks and uncertainties which could cause actual results to differ materially from those expressed in any forward looking statement, see the "Risk Factors" and "Forward-Looking Statements" sections of Signet's Fiscal 2023 Annual Report on Form 10-K filed with the SEC on March 16, 2023 and quarterly reports on Form 10-Q and the "Safe Harbor Statements" in current reports on Form 8-K filed with the SEC. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.